Exhibit 99.1

Contacts:	William R. Gargiulo, Jr.	231.526.1244
	Donna Felch, CFO	312.595.9123

The Female Health Company
Reports First Quarter Operating Results and
Reaffirms Annual Guidance

Highlights:
●	Gross Margin approximates 55.2% of net revenues
●	Operating Profit of $0.4 million
●	Pretax Margin approximates 11.1% of net revenues
●	Cash Flow from Operations $2.1 million
●	Unit sales decline due to timing of large orders

CHICAGO, February 4, 2011 - The Female Health Company (NASDAQ-CM: FHCO - News), which manufactures and markets the FC2 Female Condom®, today reported its operating results for the first quarter of FY2011.

During the three months ended December 31, 2010, the Company’s net revenues decreased 33% to approximately $3.7 million, compared with approximately $5.5 million in the first quarter of the previous fiscal year.  The results are consistent with the guidance provided in 2010 fiscal year end press release issued December 3, 2010, which stated that the first quarter FY2011 would reflect a decrease over that of the prior year due to the delay in two large orders. The fourth quarter of FY2010 was the Company’s most profitable quarter to date, without any contribution from these orders. With respect to one of the orders, Brazil’s Ministry of Health issued a request in November 2010 for bids on up to 10 million units of nitrile female condoms.  This tender reflects an increase in demand compared to the previous tender, awarded to the Company, which was for 4 million units.  The Company submitted its bid in December 2010.  The Company is anxious to meet the increasing demand for FC2 in Brazil.  The Brazil Ministry of Health has not made public the tender award date.

The Company recorded net income of $386,668, or $0.01 per diluted share, in the first quarter of FY2011, compared with a net loss of $(698,351), or $(0.03) per diluted share, in the first quarter of FY2010.

Cost of sales decreased 28% to $1,634,450 in the first quarter of FY2011, compared with $2,285,813 in the first quarter of FY2010, on a 36% decrease in unit sales.  Gross profit decreased 37% to $2,016,918 in the most recent quarter, compared with $3,202,861 in the first quarter of FY2010.  Gross profit as a percentage of net revenues narrowed slightly to 55% in the quarter ended December 31, 2010, compared with 58% in the prior-year quarter.

Operating income increased $1,058,119 to $433,987 in the quarter ended December 31, 2010, versus an operating loss of $(624,132) in the three months ended December 31, 2009, when the Company recognized a one-time restructuring expense of $1,896,353.

As noted in previous news releases, the Company expects significant quarter-to-quarter variations in its operating results, due to the timing of large order receipts, production scheduling, and shipments.

“While such delays occur, we remain highly confident that the underlying demand for FC2 Female Condoms will continue to increase, due to the increase in new HIV/AIDs cases worldwide, the feminization of HIV/AIDS and the related role of FC2 in protecting women,” observed O.B. Parrish, Chief Executive Officer of The Female Health Company.  Women now account for more than 50% of all new HIV/AIDS cases.  HIV/AIDS is now the leading cause of death worldwide among women 15-44 years of age. “Based upon currently available information, we believe we will receive the two large orders that have been delayed during the current fiscal year.”

“We ended the first quarter with a very strong balance sheet,” continued Parrish.  “The Company’s cash position as of December 31, 2010 approximated $3.6 million, which represented a 23% improvement relative to cash of approximately $2.9 million at the end of fiscal year 2010.  The Company generated $2.1 million in cash from operations during the first quarter.  We remain debt-free, and our shareholders’ equity totaled $15.4 million at the end of the most recent quarter.”

On January 14, 2011, the Company’s Board of Directors declared a $0.05 per share quarterly cash dividend to shareholders of record as of January 31, 2011.  The dividend payment will be paid on February 7, 2011 from the Company’s cash on hand.  This represents the fifth consecutive quarterly cash dividend declared by the Company.

FY 2011 Earnings Guidance

The Company reaffirmed its previous guidance, which anticipates a 15%-20% increase in unit sales in the fiscal year ending September 30, 2011, relative to unit shipments in FY2010. Operating earnings are expected to increase 10%-15% over the $6.3 million in operating income recorded in FY2010 (exclusive of restructuring charges of $1.9 million). The Company expects sales and earnings during the first half of FY2011 to be lower than in prior-year periods, with unit sales accelerating as the fiscal year progresses. As experienced in FY2010, the principal challenge in providing guidance involves the timing of orders that can represent a significant portion of the Company’s annual revenues. As a result, the Company’s guidance could be impacted positively or negatively, depending on the timing of such orders.  Recognizing such variations will occur, the Company remains positive regarding long term increased demand for FC2.

Investor Conference Call

Shareholders and other interested parties may participate in the conference call by dialing 1-877-317-6789 (international participants dial 1-412-317-6789) and asking to be connected to “The Female Health Company Conference Call”, a few minutes before 11:00 a.m. EST on February 4, 2011.  A replay of the call will be available one hour after the call through 9:00 p.m. EST on Friday, February 18, 2011 by dialing 1-877-344-7529 (international callers dial 1-412-317-0088) and entering the conference ID 447806.

Use of Non-GAAP Financial Information

In addition to the results reported in accordance with U.S. generally accepted accounting principles ("GAAP") included in this release, the Company has provided certain non-GAAP financial information, specifically operating income exclusive of the $1.9 million restructuring charge.  Management believes that the presentation of this non-GAAP financial measure provides useful information to investors because this information may allow investors to better evaluate ongoing business performance and certain components of the Company's results.  In addition, because the restructuring charge related to a non-recurring event in the first quarter of FY2010, the Company believes that the presentation of this non-GAAP financial measure enhances an investor's ability to make period-to-period comparisons of the Company's operating results.  This information should be considered in addition to the results presented in accordance with GAAP, and should not be considered a substitute for the GAAP results.  The Company has reconciled the non-GAAP financial information included in this release in a table below.

About The Female Health Company

The Female Health Company, based in Chicago, Illinois, manufactures and markets the FC2 Female Condom® (FC2), which is available in the U.S. and about 100 other countries around the world.  The Company owns certain worldwide rights to the FC2 Female Condom®, including patents that have been issued in the U.S., Europe, Canada, Australia, South Africa, Japan, China, Spain, Mexico, Greece and Turkey and are pending in various countries.  The FC2 Female Condom® is the only available FDA-approved product controlled by a woman that offers dual protection against sexually transmitted diseases, including HIV/AIDS, and unintended pregnancy.  The World Health Organization (WHO) has cleared FC2 for purchase by U.N. agencies.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:

The statements in this release which are not historical fact are "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements in this release include statements regarding the timing of receipt by the Company of the two large orders, underlying demand for FC2 and FY2011 earnings guidance.  These statements are based upon the Company's current plans and strategies, and reflect the Company's current assessment of the risks and uncertainties related to its business, and are made as of the date of this release.  The Company assumes no obligation to update any forward-looking statements contained in this release as a result of new information or future events, developments or circumstances.  Such forward-looking statements are inherently subject to known and unknown risks and uncertainties.  The Company's actual results and future developments could differ materially from the results or developments expressed in, or implied by, these forward-looking statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following:  product demand and market acceptance; competition in the Company's markets and the risk of new competitors and new competitive product introductions; the Company's reliance on its international partners in the consumer sector and on the level of spending on the female condom by country governments, global donors and other public health organizations in the global public sector; the economic and business environment and the impact of government pressures; risks involved in doing business on an international level, including currency risks, regulatory requirements, political risks, export restrictions and other trade barriers; the Company's production capacity, efficiency and supply constraints; and other risks detailed in the Company's press releases, shareholder communications and Securities and Exchange Commission filings, including the Company's Form 10-K for the fiscal year ended September 30, 2010.  Actual events affecting the Company and the impact of such events on the Company's operations may vary from those currently anticipated.

For more information about the Female Health Company visit the Company's website at http://www.femalehealth.com and http://www.femalecondom.org. If you would like to be added to the Company's e-mail alert list, please send an e-mail to FHCInvestor@femalehealthcompany.com.

(Financial Highlights Follow)

The Female Health Company
Unaudited Condensed Consolidated Balance Sheet

	December 31, 2010	September 30, 2010
Cash	$3,577,188	$2,918,776
Restricted cash	4,480	4,578
Certificate of deposit	61,630	-
Accounts receivable, net	2,357,323	4,460,517
Income tax receivable	29,950	28,179
Inventory	2,842,084	2,194,330
Prepaid expenses and other current assets	200,190	284,948
Deferred income taxes	1,900,000	1,900,000
Total current assets	10,972,845	11,791,328

Other non-current assets	117,234	178,713
Net property, plant & equipment	2,306,497	2,398,060
Deferred income tax	4,000,000	4,000,000
Total assets	$17,396,576	$18,368,101

Accounts payable	$859,987	$586,596
Accrued expenses and other current liabilities	553,832	906,994
Accrued compensation	279,757	444,843
Total current liabilities	1,693,576	1,938,433

Obligations under capital leases	8,659	12,999
Deferred grant income	126,104	132,312
Deferred income taxes	152,345	152,227
Total liabilities	1,980,684	2,235,971

Total stockholders’ equity	15,415,892	16,132,130
Total liabilities and stockholders' equity	$17,396,576	$18,368,101

The Female Health Company Unaudited Condensed Consolidated Statements of Operations
	Three Months Ended December 31,
	2010	2009

Net revenues	$3,651,368	$5,488,674

Cost of sales	1,634,450	2,285,813

Gross profit	2,016,918	3,202,861

Advertising and promotion	19,400	69,851
Selling, general and administrative	1,563,531	1,860,408
Research and development	-	381
Restructuring costs, net	-	1,896,353
Total operating expenses	1,582,931	3,826,993

Operating income (loss)	433,987	(624,132)

Non-operating income (expense):
Interest, net and other income	717	12,331
Foreign currency transaction loss	(30,906)	(48,689)
Income (loss) before income taxes	403,798	(660,490)

Income tax expense	17,130	37,861

Net income (loss)	386,668	(698,351)

Net income (loss) per basic common share outstanding	$0.01	$(0.03)

Basic weighted average common shares outstanding	27,245,560	26,300,571

Net income (loss) per diluted common share outstanding	$0.01	$(0.03)

Diluted weighted average common shares outstanding	28,997,497	26,300,571

Reconciliation of Non-GAAP Financial Information

Following is a reconciliation of the Non-GAAP financial measure of operating income exclusive of restructuring charge to the nearest GAAP financial measure of operating income for the twelve months ended September 30, 2010.

For Twelve Months Ended September 30, 2010
Operating income exclusive of restructuring charge	$6,279,082
Less: Restructuring charge	$1,929,922
Operating Income	$4,349,160